Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Chicago	Orange County
Doha	Paris
Dubai	Riyadh
Düsseldorf	Rome
Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.

August 2, 2013

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Re:	Spirit Airlines, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Spirit Airlines, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Selling Stockholders (as defined below) of 12,070,920 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2012 (File No. 333-182954) (as so filed and as amended, the “Registration Statement”), a prospectus, dated July 31, 2012, included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated July 29, 2013 (the “Preliminary Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Preliminary Prospectus Supplement together, the “Preliminary Prospectus”), a prospectus supplement, dated July 30, 2013 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”) and an underwriting agreement, dated July 29, 2013, among Barclays Capital Inc., the selling stockholders named therein (the “Selling Stockholders”) and the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus other than as expressly stated herein with respect to the registration of the Shares.

August 2, 2013

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 2, 2013, and to the reference to our firm in the Preliminary Prospectus Supplement and Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP